Exhibit A

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the undersigned reporting persons hereby agrees to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Strategic Hotels & Resorts, Inc., a Maryland corporation, and that this agreement be included as an exhibit to such joint filing.

Each of the undersigned reporting persons acknowledges that each shall be responsible for the timely filing of any statement (including amendments) on Schedule 13G, and for the completeness and accuracy of the information concerning such undersigned reporting person contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making such filings, except to the extent that the undersigned reporting person knows or has reason to believe that such information is inaccurate.

This agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned reporting persons have executed this agreement as of 8 July, 2013.

Government of Singapore Investment Corporation Pte Ltd

By:	/s/ Celine Loh Sze Ling
	Name:	Celine Loh Sze Ling
	Title:	Senior Vice President

By:	/s/ Lim Eng Kok
	Name:	Lim Eng Kok
	Title:	Senior Vice President

GIC Real Estate Pte Ltd

By:	/s/ Goh Kok Huat
	Name:	Goh Kok Huat
	Title:	Managing Director

GIC Real Estate, Inc.

By:	/s/ Peter Stanford
	Name:	Peter Stanford
	Title:	Senior Vice President